Exhibit 99.1

ActivIdentity Reports Third Quarter
Fiscal 2007 Financial Results

Company delivers 26 percent annual revenue growth and quarterly revenue above guidance of $15-16mn

FREMONT, Calif., July 31, 2007—ActivIdentity Corporation (NASDAQ: ACTI), a global leader in digital identity assurance, today announced its financial results for the third quarter ended June 30, 2007.

Revenues for the quarter ended June 30, 2007 were $16.3 million, compared to $12.9 million for the quarter ended June 30, 2006 and $14.9 million for the quarter ended March 31, 2007, representing year-over year revenue growth of 26% and a sequential quarterly growth of 9%.

Net loss for the quarter ended June 30, 2007 was $2.7 million, or a loss of $0.06 per diluted share, including charges taken for an accrual of approximately $900K related to a final settlement with the former stockholders of Protocom Development Systems Pty. Ltd. (Protocom), compared to a net loss of $5.3 million, or a loss of $0.12 per diluted share for the three months ended June 30, 2006. Net loss for the quarter ended March 31, 2007 was $3.4 million or a loss of $0.08 per diluted share.

Third Quarter Financial Highlights:

•                  Gross profit was $10.3 million compared to $7.1 million for the same quarter of 2006.

•                  Net loss decreased to $2.7 million compared to a loss of $5.3 million reported for the same quarter of 2006.

•                  The company settled its dispute with the former stockholders of Protocom, pursuant to which ActivIdentity will pay certain former Protocom stockholders approximately $900K along with a mutual release of all claims relating to the transaction.

•                  Cash and cash equivalents (including short-term investments) were $129.8 million at June 30, 2007.

“We continue to work diligently to increase revenue and Q307 revenue was above our previously stated guidance reflecting sequential as well as annual growth. During the quarter, we expanded our existing relationships with HP and EDS which contributed to our revenue upside and expanded our customer base. Further, we increased our market penetration in the Government Smart Employee segment with additional wins in the United States and the United Kingdom. We continue to see positive market trends and the uptake of our Smart Employee Identification solutions,” said Jason Hart, ActivIdentity’s CEO.

Third Quarter Business Highlights

•                  ActivIdentity strengthened its relationship with HP, its OEM partner in the United States as the company’s Smart Employee ID offerings continue to be embedded into various applications in the enterprise.

•                  The company successfully secured sales to large non-US police organizations and various non-US government defense organizations.

Fourth Quarter Business Outlook

ActivIdentity anticipates that revenues for its fourth quarter of fiscal 2007 ending September 30, 2007 will range from $17.0 to $18.5 million, with a loss of between $0.01 and $0.04 per basic and diluted share. Cash, including short term investments, is expected to decrease to between $126 million and $128 million.

Conference Call Details

ActivIdentity will host its quarterly conference call to discuss results of its third fiscal quarter ended July 31, 2007 at 2:00 p.m. PST (5:00 p.m. EST) this afternoon. There will be a live audio web cast and dial in to the conference call.

Live audio web cast: The conference call web cast will be available on the investor relations section of the Company’s website at http://www.actividentity.com/en/investors/index.php. A replay of the web cast will be available approximately two hours after the conclusion of the call through August 31, 2007.

Dial-in conference call: To access the conference call, dial (877) 292-2820 if you are calling from within the U.S. or (706) 679-4390 if you are calling from outside the U.S., and enter conference ID number 7231355. An audio replay of the conference call will also be available approximately two hours following its conclusion and will remain available through August 31, 2007. To access the audio replay, dial (800) 642-1687 or from outside the U.S., (706) 645-9291 and enter conference ID number 7231355.

About ActivIdentity

ActivIdentity® Corporation (NASDAQ: ACTI) is a trusted provider of identity assurance solutions for the enterprise, government, healthcare, and financial services markets worldwide. The company provides the only fully-integrated platform enabling organizations to issue, manage and use identity devices and credentials for secure access, secure communications, legally binding digital transactions, as well as intelligent citizen services.

ActivIdentity customers experience multiple benefits including increased network security, protection against identity theft and online fraud, enhanced workforce productivity, business process efficiencies, and regulatory compliance. ActivIdentity solutions include Smart Employee ID, Enterprise Single Sign On, Strong Authentication, Secure Information and Transactions, and Smart Citizen ID.

More than 15 million users and 4,000 customers worldwide rely on solutions from ActivIdentity. Headquartered in Fremont, Calif., the company has development centers in the United States, Australia, France, and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

# # #

ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

Forward-Looking Statements Safe Harbor

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to our history of losses and need for revenue growth and cost containment, the integration of acquired business and technologies, the variability of our quarterly results, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s Web site at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations:

Mahima Patnaik

ActivIdentity Corporation

510-745-6275

ActivIdentity Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	September 30,
	2007	2006 (1)
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$24,713	$11,477
Short-term investments	105,042	116,570
Accounts receivable, net of allowance for doubtful accounts	10,667	18,048
Inventories, net	2,246	1,633
Prepaid and other current assets	3,238	2,976

Total current assets	145,906	150,704

Property and equipment, net	4,304	3,612
Other intangible assets, net	7,355	9,830
Other long-term assets	966	968
Goodwill	35,874	35,874

Total assets	$194,405	$200,988

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,119	$2,001
Accrued compensation and related benefits	6,908	6,425
Current portion of accrual for restructuring liability	773	750
Accrued and other current liabilities	5,593	4,585
Current portion of deferred revenue	10,734	12,788

Total current liabilities	28,127	26,549

Deferred revenue, net of current portion	1,963	1,945
Accrual for restructuring liability, net of current portion	1,728	2,249
Long-term deferred rent	846	919

Total liabilities	32,664	31,662

Minority interest	370	373

Stockholders’ equity:
Preferred stock, $0.001 par value 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value: 75,000,000 shares authorized, 45,725,040 and 45,673,252 issued and outstanding at June 30, 2007 and September 30, 2006, respectively	46	46
Additional paid-in capital	422,523	420,527
Accumulated deficit	(244,755)	(237,203)
Accumulated other comprehensive loss	(16,443)	(14,417)

Total stockholders’ equity	161,371	168,953

Total liabilities and stockholders’ equity	$194,405	$200,988

(1)             Derived from audited consolidated financial statements.

ActivIdentity Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue:
Software	$4,923	$4,877	$17,540	$15,046
Hardware	5,670	4,711	13,778	10,863
Maintenance and support	5,691	3,355	14,465	9,598

Total revenue	16,284	12,943	45,783	35,507

Cost of revenue:
Software	1,344	1,426	2,930	3,577
Hardware	2,733	2,707	7,536	6,453
Maintenance and support	1,194	1,093	3,406	2,797
Amortization of acquired developed technology and patents	747	663	2,331	1,989

Total cost of revenue	6,018	5,889	16,203	14,816

Gross profit	10,266	7,054	29,580	20,691

Operating expenses:
Sales and marketing	6,127	6,722	19,053	20,495
Research and development	5,060	4,907	14,913	14,341
General and administration	4,405	2,593	9,784	9,734
Restructuring expense	—	20	—	814
Amortization of acquired intangible assets	48	123	144	671

Total operating expenses	15,640	14,365	43,894	46,055

Loss from operations	(5,374)	(7,311)	(14,314)	(25,364)

Other income (expense):
Interest income, net	1,596	1,215	4,494	3,330
Other income (expense), net	1,099	938	2,431	(9)

Total other income, net	2,695	2,153	6,925	3,321

Loss before income tax and minority interest	(2,679)	(5,158)	(7,389)	(22,043)
Income tax provision	(41)	(130)	(155)	(183)
Minority interest	(2)	27	(8)	97

Net loss	$(2,722)	$(5,261)	$(7,552)	$(22,129)

Net loss per share	$(0.06)	$(0.12)	$(0.17)	$(0.49)

Shares used to compute basic and diluted net loss per share	45,713	45,349	45,682	45,218

ActivIdentity Corporation

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended June 30,
	2007	2006

Cash flows from operating activities:
Net loss from operations	$(7,552)	$(22,129)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities used by operating activities:
Depreciation and amortization of fixed assets	1,157	1,177
Amortization of acquired developed technology and patents	2,331	1,989
Amortization of acquired intangible assets	144	671
Stock-based compensation expense	1,799	2,569
Loss on disposal of property and equipment	25	160
Minority interest in ActivIdentity Europe S.A	8	(97)
Changes in:
Accounts receivable	7,839	1,037
Inventories	(519)	464
Prepaid and other current assets	(166)	682
Accounts payable	1,944	196
Accrued compensation and related benefits	(147)	(895)
Accrual for restructuring liability	(508)	(1,039)
Accrued and other current liabilities	525	(888)
Deferred revenue	(2,310)	1,005
Deferred rent	(72)	(39)
Net cash provided by / (used in) operating activities	4,498	(15,137)

Cash flows from investing activities:
Purchases of property and equipment	(1,815)	(1,139)
Purchases of short-term investments	(101,391)	(89,584)
Proceeds from sales and maturities of short-term investments	113,337	107,911
Cash used in acquisitions, net of cash received	—	(746)
Other long-term assets	28	(216)
Net cash provided by investing activities	10,159	16,226

Cash flows from financing activities:
Proceeds from exercise of options, rights and warrants	191	70
Net cash provided by financing activities	191	70

Effect of exchange rate changes	(1,612)	(99)
Net increase in cash and cash equivalents	13,236	1,060
Cash and cash equivalents, beginning of period	11,477	13,167

Cash and cash equivalents, end of period	$24,713	$14,227